UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 20, 2007

Simtrol, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2200 Norcross Parkway, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 is incorporated herein by reference in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2007, the Company entered into a lease agreement with Narmada Partners, LLC to occupy new office space effective September 1, 2007. The Company will rent approximately 10,000 square feet in an office building in Norcross, Georgia for 60 months. Annual base rental amounts are as follows:

9/1/2007 - 8/31/2008 $137,500
9/1/2008 - 8/31/2009 $141,625
9/1/2009 - 8/31/2010 $145,848
9/1/2010 - 8/31/2011 $150,200
9/1/2011 - 8/31/2012 $154,800

The Company delivered to the landlord a standby, irrevocable letter of credit for $100,000 as a security deposit with the letter of credit amount reducing $20,000 for each year of the lease as long as the lease is not in default. The Company collateralized the letter of credit with a $100,000 one-year certificate of deposit. An event of default occurs on the lease if the Company fails to pay any rental amounts within five days when due and such failure to pay continues for seven additional days following written notice from Narmada Partners, LLC of failure to pay. Upon an event of default, Narmada Partners, LLC may terminate the lease and demand payment of all remaining rent due and coming due under the remaining term of the lease.

In the event of default on the lease and a draw on the letter of credit for such default, the Company must restore the letter of credit to the full amount required under the lease or pay to Narmada Partners, LLC such amount which shall be held by Narmada as an additional security deposit on the lease.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Standard Office Lease Agreement, made as of July 20, 2007 by and among Simtrol, Inc. and Narmada Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By: /s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: July 26, 2007